EXHIBIT 5.1

DLA Piper LLP (US) 701 Fifth Avenue, Suite 7000 Seattle, Washington 98104-7044 www.dlapiper.com T 206.839.4800 F 206.839.4801

January 4, 2013

lululemon athletica inc.

400 – 1818 Cornwall Avenue

Vancouver, British Columbia

Canada V6J 1C7

Re:	lululemon athletica inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to lululemon athletica inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 32,378,680 shares of the Company’s common stock, par value $0.005 per share, which shares (the “Company Shares”) may be issued from time to time pursuant to Rule 415 under the Act upon the exchange, redemption or purchase of the exchangeable shares (the “Exchangeable Shares”) of Lulu Canadian Holding, Inc. (“Lulu Canada”), or upon the liquidation, dissolution or winding up of Lulu Canada, described in the Registration Statement.

In connection with this opinion we have examined and relied upon (i) the Registration Statement, (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Third Amended and Restated Bylaws, each as currently in effect, (iii) certain resolutions adopted by the Board of Directors of the Company relating to the registration and issuance of the Company Shares, (iv) the Agreement and Plan of Reorganization dated as of April 26, 2007, by and among the parties named therein (the “Reorganization Agreement”), the Exchange Trust Agreement, dated July 26, 2007, between the Company, Lulu Canada and Computershare Trust Company of Canada (the “Trust Agreement”), the Exchangeable Share Support Agreement, dated July 26, 2007, between the Company, Lululemon Callco ULC and Lulu Canada (the “Support Agreement”), the Amended and Restated Declaration of Trust for Forfeitable Exchangeable Shares, dated July 26, 2007, by and among the parties named therein (the “Declaration of Trust”), the Amended and Restated Arrangement Agreement dated as of June 18, 2007, by and among the parties named therein (the “Arrangement Agreement”), and the Plan of Arrangement and Exchangeable Share Provisions dated as of June 18, 2007, by and among the parties named therein (the “Plan of Arrangement,” and together with the Reorganization Agreement, the Trust Agreement, the Support Agreement, the Declaration of Trust, and the Arrangement Agreement, collectively, the “Exchangeable Shares Documents”), each as included as an exhibit to the Registration Statement, and (v) such other instruments, documents and records that we have deemed relevant and necessary or appropriate for the basis of our opinion hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, and (d) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We are opining herein as to the effect on the subject transactions only of the corporate laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Company Shares have been duly authorized and, when issued in accordance with the Exchangeable Shares Documents, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and further consent to the use of our name under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not believe we are “experts” within the meaning of such term as used in the Act, or the rules promulgated thereunder, with respect to any part of the Registration Statement, including the opinion as an exhibit or otherwise. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Respectfully submitted,

/s/    DLA Piper LLP (US)